Pricing Term Sheet Dated September 12, 2017

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-216275

Supplementing the Preliminary

Prospectus Supplement dated September 12, 2017

(To Prospectus dated February 27, 2017)

Radian Group Inc.

4.50% Senior Notes due 2024

Issuer:	Radian Group Inc. (“Radian”)

Securities:	4.50% Senior Notes due 2024 (the “Notes”)

Anticipated Ratings*:	Ba3 (Moody’s) / BB+ (S&P)

Aggregate principal amount offered:	$450,000,000

Price to Public:	100.000% of principal amount plus accrued interest, if any, from September 26, 2017

Proceeds to Issuer Before Expenses:	$443,250,000

Maturity date:	October 1, 2024

Trade date:	September 12, 2017

Settlement date:	September 26, 2017 (T + 10)

Coupon:	4.50%

Interest payment dates:	Semi-annually on April 1 and October 1 of each year, beginning on April 1, 2018

Interest record dates:	March 15 and September 15

Benchmark Treasury:	UST 2.25% due November 15, 2024

Benchmark Treasury Price:	101.617

Benchmark Treasure Yield:	2.007%

Spread to Benchmark Treasury:	T + 249.3 bps

Yield to Maturity:	4.50%

Ranking:	Senior Unsecured

Redemption:

At any time, or from time to time, prior to July 1, 2024 (the “Par Call Date”), Radian may, at its option, redeem the Notes in whole or in part at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) the make-whole amount, which is the sum of the present values of the remaining scheduled payments of principal and interest in respect of the Notes to be redeemed from the redemption date to the Par Call Date discounted to the redemption date at the Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

At any time on or after the Par Call Date, Radian may, at its option, redeem the Notes in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP:	750236 AU5

ISIN:	US750236AU59

Joint Book-running Managers:	RBC Capital Markets, LLC Goldman Sachs & Co. LLC

Joint Lead Managers:	Credit Suisse Securities (USA) LLC U.S. Bancorp Investments, Inc.

Co-Manager:	Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Radian has filed a registration statement (including the preliminary prospectus supplement, dated September 12, 2017, and an accompanying prospectus, dated February 27, 2017) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, and the accompanying prospectus in the registration statement and the other documents Radian has filed with the SEC for more complete information about Radian and the Notes offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, copies may be obtained from RBC Capital Markets, 200 Vesey Street, 8th Floor, New York, New York 10281, Attention: Leveraged Finance Capital Markets, or by telephone at 1-877-280-1299, from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526 or facsimile at 212-902-9316, or by emailing prospectus-ny@ny.email.gs.com, from Credit Suisse, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, by telephone at 1-800-221-1037, or by emailing: newyork.prospectus@credit-suisse.com or from US Bancorp, 214 N. Tryon St., 26th Floor, Charlotte, NC 28202, or by facsimile at 1-877-558-2607.

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